EXHIBIT 99.3

The information in the following Exhibit is furnished pursuant to Regulation FD and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing. The furnishing of such information pursuant to Regulation FD shall not be deemed an admission as to the materiality of any information contained in such Exhibit.


                  TO ALL PERSONS WHO BENEFICIALLY OWNED COMMON
                STOCK OF NATIONAL AUTO CREDIT, INC. ON OR BEFORE
                DECEMBER 14, 2000 AND HELD SUCH STOCK THROUGH AND
                           INCLUDING DECEMBER 24, 2002

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
--------------------------------------------------------------------X
ROBERT ZADRA, individually and on behalf
of a class of persons similarly situated,                          :
                                                                                                    Index     No.
                                            Plaintiff,             :                                  01-604859
                  - against -
                                                                   :                 Hon. Helen E. Freedman
                                                                                 ----------------------------
JAMES J. McNAMARA, JOHN A. GLEASON,                                                    Part 39, Room 208
WILLIAM S. MARSHALL, HENRY Y.L. TOH,                               :             ----------------------------
DONALD JASENSKY, PETER T. ZACKAROFF,
MALLORY FACTOR, THOMAS F. CARNEY, JR.,                             :
and NATIONAL AUTO CREDIT, INC.,
                                                                   :
                                            Defendants.
-----------------------------------------------------------------X

                    NOTICE OF CLASS ACTION DETERMINATION AND
               PROPOSED SETTLEMENT OF CLASS AND DERIVATIVE ACTION
               --------------------------------------------------

                    This Notice (the "Notice") is given pursuant to an order of the New York State Supreme Court, New York County, and in accordance with
Article 9 of the New York Civil Practice Law and Rules. The purpose of this Notice is to inform you of

                    (i) the pendency of this action on behalf of National Auto Credit, Inc. ("NAC" or the "Company") and on behalf of a class (the "Class") consisting of all persons who beneficially owned shares of NAC common stock as of December 14, 2000 and held such shares through and including December 24, 2002 (the "Class Period");

                    (ii) the proposed settlement of all class and derivative claims that were or could have been asserted in this Action pursuant to the terms described herein;

                    (iii) the right of Class members to receive warrants to purchase shares of the Company pursuant to the terms of the proposed settlement; and

                    (iv) the hearing for consideration by the Court of the fairness, reasonableness and adequacy of the proposed settlement and the award to Plaintiffs' Counsel (as defined below) of fees, expenses and disbursements as hereinafter set forth.

                  PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOU MAY BE ENTITLED TO MAKE A CLAIM TO BE ISSUED WARRANTS TO PURCHASE NAC STOCK UNDER THE PROPOSED SETTLEMENT DESCRIBED HEREIN. TO MAKE SUCH A CLAIM, YOU MUST PROVE THAT YOU ARE A MEMBER OF THE CLASS BY FULLY COMPLETING (UNDER PENALTY OF PERJURY) AND TIMELY RETURNING A PROOF OF CLAIM FORM, A COPY OF WHICH IS ENCLOSED HEREWITH.

                  This Notice is merely a summary of the terms of the Stipulation of Settlement executed by the parties on December 24, 2002 ("the Stipulation of Settlement" or the "Agreement"). All capitalized terms not defined in this Notice have the meanings given to them in the Stipulation of Settlement. For a more detailed statement of the matters involved in this case and the proposed settlement, you are referred to the pleadings, to the Stipulation of Settlement and to other papers on file in the case, which may be inspected during regular business hours at the Office of the Clerk of the Court, New York State Supreme Court, New York County, 60 Centre Street, New York, New York 10007.

SUMMARY OF THE LITIGATION
-------------------------

                    1. Commencing in October 2001, this action was brought by Plaintiff against NAC and the members of its Board of Directors ("the Action"). Plaintiff's current Complaint, the First Amended Derivative and Class Action Complaint ("the Amended Derivative and Class Action Complaint") alleges, among other things, that NAC and the members of its then Board of Directors ("the Director Defendants") breached their fiduciary duties by approving excessive compensation packages for

NAC's Chief Executive Officer and Chairman and the members of the Board of Directors and by overpaying for the acquisition of ZoomLot Corporation. Plaintiff asserts that these actions were allegedly self-dealing transactions, that diluted the value of all stockholders holdings in NAC and otherwise constituted corporate waste.

                    2. Plaintiff seeks to represent a class of all NAC shareholders and their successors in interest who had purchased NAC stock as of December 14, 2000, and held such stock through December 24, 2002, the date of the Stipulation of Settlement, which shareholders allegedly had their equity interest in NAC diluted as a result of the actions alleged in the Amended Derivative and Class Action Complaint.

                    3. Plaintiff also brought this action in a derivative capacity in the name of NAC, alleging that NAC had been harmed as a result of the Director Defendants' alleged breaches of their fiduciary duties, waste and self-dealing.

                    4. The identical allegations of the Amended Derivative and Class Action Complaint are also the subject of a pending consolidated derivative action filed in the Court of Chancery for the State of Delaware, entitled In re National Auto Credit, Inc. Shareholders Litigation, C.A. No. 19028 NC ("the Consolidated Derivative Action"). Unlike the Amended Derivative and Class Action Complaint, the Consolidated Derivative Action solely brings derivative claims against the same defendants and for the same alleged transactions and wrongs alleged in the Amended Derivative and Class Action Complaint.

                    5. The Stipulation of Settlement is intended to settle all of the claims that were or could have been asserted in the Action, including the Amended Derivative and Class Action Complaint.

                    6. Defendants deny all allegations of liability or wrongdoing in the Amended Derivative and Class Action Complaint and maintain that the transactions described in the Amended Derivative and Class Action Complaint complied fully and in all respects with all applicable law, and, to the extent that they involved corporate action, were approved by the NAC Board of Directors in good faith and upon application of their informed business judgment. Defendants further deny any and all liability whatsoever under the Amended Derivative and Class Action Complaint. The Court has not determined the merits of the claims or defenses in the Action and this Notice does not imply that there has been any finding of any violation of law by any Defendant or that recovery could be had in any amount if the litigation is not settled.

CLASS ACTION DETERMINATION
--------------------------

                    7. By Order dated January 15, 2003, the Court ordered that a class be certified for purposes of the settlement, pursuant to Article 9 of the New York Civil Practice Law and Rules, on behalf of a class (the "Class") defined as all beneficial owners of NAC common stock who purchased their stock as of December 14, 2000 and held such stock through December 24, 2002.

                    8. NAC and all individual defendants in the Action and members of their immediate families are excluded from the Class.

BACKGROUND OF THE PROPOSED SETTLEMENT
-------------------------------------

                    9. Settlement negotiations have taken place between counsel for Plaintiff Robert Zadra ("Plaintiff's Counsel") and counsel for the Defendants over approximately the past five months. During that time period, Plaintiff's Counsel had probative and lengthy meetings and communications with representatives of NAC and Defendants' counsel in connection with, among other things, the allegations of the Complaint and Amended Derivative and Class Action Complaint, the defenses thereto, as well as the alleged damages incurred by the Company and the alleged class sought to be represented by Plaintiff's Counsel. During these meetings and communications, all parties vigorously presented their respective positions and dealt at arm's-length. These negotiations resulted in a deadlock and it appeared no settlement would be forthcoming. To advance the prospects of settlement, the parties agreed to engage the Honorable Herbert Stern (ret.), the former United States District Court Judge for the District of New Jersey and former United States Attorney, to conduct a non-binding mediation. An all-day session was held on November 25, 2002 before Judge Stern. With the assistance of the mediator, the parties thereafter reached this agreement.

                    10. In addition to the aforesaid meetings and communications, Plaintiff's Counsel conducted an extensive investigation into the facts and law relating to the matters set forth in the Complaint and Amended Derivative and Class Action Complaint, including review of documents, presentations concerning NAC's prospective business opportunities, consultation with their client, a shareholder of the Company, and has now received all materials and information necessary and appropriate to enable them to enter into this Agreement on a fully informed basis.

                    11. Plaintiff's Counsel also considered that, if the claims asserted in the Amended Derivative and Class Action Complaint are not settled now by voluntary agreement among the parties, future proceedings could be protracted and expensive, involve highly complex legal and factual issues relating to liability and damages, and involve substantial uncertainties, delays, and risks inherent to litigation.

                    12. Following their analysis of the matters referred to above, Plaintiff's Counsel determined that it would be beneficial and in the best interests of the Company, the Class and the shareholders of NAC to attempt to negotiate an agreement regarding the settlement and compromise of all the claims asserted in the Action. Thus, after more than four months of arms-length negotiations, an agreement was reached to settle the matter between Plaintiff's Counsel and counsel for the Company and the defendants, James J. McNamara, John
A. Gleason, William S. Marshall, Henry Y.L. Toh, Donald Jasensky, Peter T. Zackaroff, Mallory Factor, and Thomas F. Carney, Jr. (the "Settling Defendants").

                    13. The parties have now proposed to settle, in accordance with the terms and provisions of the Stipulation of Settlement dated December 24, 2002 (the "Stipulation of Settlement"), which has been executed by the attorneys for the parties herein, any and all class, individual and/or derivative claims, causes of action, actions, complaints, demands, grievances, allegations or rights of any nature whatsoever, whether known or unknown, suspected or unsuspected, whether or not concealed or hidden, from the beginning of time until the effective date of this Release (collectively, "the Claims"), which (i) the Plaintiff, (ii) all members of the

Class, (iii) NAC, (iv) any person or entity acting or purporting to act on behalf of NAC, and (v) any successors, assigns, heirs, executors and administrators of the persons and entities listed in subsections (i) to (iv), on behalf of themselves and their heirs, executors, administrators, successors and assigns, and any persons or entities they represent ("Releasors") had, now have, or hereafter may have against the Settling Defendants, and each of them, and their respective past and present agents, directors, officers, employees, attorneys, auditors, insurers, subsidiaries, affiliates, investment bankers, heirs, executors, administrators and representatives, as well as their respective predecessors, successors and assigns (collectively, the "Released Parties"), arising from or relating to the Amended Derivative and Class Action Complaint or the Consolidated Derivative Action, including, without limitation,
(i) any acts, facts, transactions, representations, omissions or other subject matters set forth, alleged, embraced or otherwise referred to in the Amended Derivative and Class Action Complaint and the Consolidated Derivative Action, and (ii) all Claims that were or could have been asserted against the Settling Defendants in the Amended Derivative and Class Action Complaint, the Consolidated Derivative Action and/or any other court or forum, except that nothing herein shall be deemed or construed to be a release, waiver or discharge of the right to enforce the terms of this Stipulation of Settlement.

                    14. Plaintiff's Counsel has agreed to enter into the Stipulation of Settlement after taking into account that this litigation, if not settled now by voluntary agreement among the parties, will be protracted (including a lengthy trial and potential time-consuming appeals), and will involve highly complex legal and factual issues relating both to liability and to damages, as well as other uncertainties and risks inherent in litigation. After taking into account the substantial benefits that the Company, the Class, and the shareholders of NAC will receive as a result of the proposed settlement, Plaintiff's Counsel has concluded that the proposed settlement provided herein is fair, reasonable and adequate and in the best interests of the Company, the Class, and the shareholders of NAC.

                    15. The Settling Defendants, while disclaiming all wrongdoing, have also concluded that it is desirable and in their best interest to settle the controversy in accordance with the Stipulation of Settlement in order to avoid further protracted and costly litigation. The proposed settlement and this Notice are not to be construed as admissions of any kind whatsoever by any Settling Defendant.

SUMMARY OF THE TERMS
OF THE PROPOSED SETTLEMENT
--------------------------

                    16. Interested persons are referred to the Stipulation of Settlement, which is on file in the Office of the Clerk of the Court, New York State Supreme Court, New York County, for the complete terms and conditions of the Stipulation. The following is a summary of those terms and conditions:

                    17. In full settlement and compromise of all class, derivative, and individual claims asserted in the Action, the Settling Defendants shall cause to be paid into an escrow fund the aggregate sum of $2,500,000 (the "Settlement Fund"). The Settlement Fund shall be released within five business days of the "Settlement Effective Date," defined in paragraph 13 of the Stipulation of Settlement as the date after entry by the Court in New York of a Final Order and Judgment dismissing the Action and the expiration of all times to appeal the Final Order and Judgment. NAC shall be responsible for the administration of the Settlement and the Settlement Fund.

                    18. The proposed Settlement further provides that:

                        (a) NAC will call an annual meeting for the election of directors within six months of the Settlement Effective Date.

                        (b) The NAC Board of Directors ("the NAC Board") shall be comprised of a majority of "Independent Directors" as that term is defined by NASDAQ Rule 4200(a)(14). For the purposes of the Stipulation of Settlement, a director is "independent" if: (i) he is not an employee of NAC or any of its subsidiaries, and (2) he is not affiliated with any person, entity, organization, or group (as defined in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) that beneficially owns 20% or more of NAC outstanding common stock.

                        (c) NAC shall decrease the size of the NAC Board from 13 to no less than 5 nor more than 9 members, but the size of the NAC Board may be increased, upon certification by the Independent Directors, if exceptional circumstances dictate, i.e., accommodation of an acquisition or financing. However, in no event will the NAC Board's size be increased to more than 9 members before January 1, 2004.

                        (d) Cash fees to non-employee directors for service on the NAC Board shall be capped at $15,000 (fifteen thousand dollars) per annum, prorated for partial year's services, through January 1, 2005. Exceptions may be made for "Superstar Directors," defined as Independent Directors not now sitting on the NAC Board who have extraordinary experience or reputation that would be helpful to the Company. The Independent Directors will determine whether a candidate qualifies as a "superstar director."

                        (e) A majority of Independent Directors will be required for any "interested party," non arm's-length transaction, including any transaction with management, other than day-to-day business matters such as approving expense reports and compensation issues not involving an employee-director. In addition, any arm's-length transaction of $350,000 or more will be subject to approval by the majority of Independent Directors.

                        (f) NAC will form a Compensation and Stock Option Committee, consisting solely of independent directors, subject to applicable rules and regulations of the United States Securities and Exchange Commission ("SEC"), NASDAQ, the New York Stock Exchange or any other national securities exchange to which NAC is, or may become, subject. Among other things, the Compensation and Stock Option Committee will review and implement an appropriate combination of cash compensation (base salary and bonus) and non-cash compensation designed to give performance incentives based upon the Company's revenues, earnings, common stock price, or other appropriate criteria. All senior executive severance and senior executive compensation decisions will be approved by the Compensation and Stock Option Committee and a majority of the Independent Directors.

                        (g) The Audit Committee of the NAC Board shall be composed solely of Independent Directors, subject to applicable rules and regulations of the SEC, NASDAQ, the New York Stock Exchange or any other national securities exchange to which NAC is, or may become, subject, and include at least three directors who are sophisticated in financial matters. Until such time as NAC's securities are listed on an exchange other than NASDAQ, NAC will follow NASDAQ rules regarding audit committees. In addition, the Company shall expand its internal audit function and shall implement appropriate systems to coordinate the internal audit function and the internal audit staff with NAC's independent outside accountants. The Audit Committee charter will specify that it will review expense records of NAC senior management.

                        (h) In addition to their compensation for service as a member of the NAC Board, members of the Audit Committee may receive up to $10,000 per year as additional compensation for service on the Audit Committee through January 1, 2005.

                        (i) A pool consisting of one 1 million warrants will be created, with each warrant having a term of five years ("the Warrants"). The Warrants will be available to all Eligible Claimants, i.e., shareholders who held NAC shares continuously from December 14, 2000 through December 24, 2002, the date of the Agreement, and who provide sufficient proof of eligibility by the timely filing of a valid Proof of Claim. Eligible Claimants shall exclude Defendants and members of their immediate family. Each Eligible Claimant will be entitled to one warrant per 8.23 shares of NAC stock owned by the claimant [8,232,614 shares outstanding / one million warrants] and the warrant will have an exercise price of $1.55 per warrant. As more fully explained below, valid Proofs of Claim must have been received within 180 days of the Settlement Effective Date after which date any unclaimed Warrants will be extinguished.

                        (j) 50% of stock options granted from December 15, 2000 to Defendant Directors who currently sit on the NAC Board shall be cancelled and deemed null and void. Any future grants of stock options to NAC Directors or Officers shall be granted pursuant to approval by NAC's Compensation and Stock Option Committee and such grants shall be in compliance with NASDAQ rules and regulations, unless NAC shares are traded on an exchange other than NASDAQ, and SEC rules and regulations.

                        (k) Plaintiff's Counsel will apply to the Court for an award of attorneys' fees and reimbursement of expenses in an aggregate amount not to exceed 25% of the Settlement Fund.

                        (l) The Settlement, and a Final Order and Judgment to be entered by the Court dismissing with prejudice the Amended Derivative and Class Action Complaint, is expressly conditioned upon the entry of a final, non-appealable order and judgment by the Delaware Chancery Court and any applicable court of appellate jurisdiction in Delaware dismissing with prejudice the Consolidated Derivative Action. In the event that the Consolidated Derivative Action is not dismissed with prejudice, then the Stipulation of Settlement shall be deemed null and void and the Action shall return to the same procedural posture it was in prior to the execution of the Agreement.

DISTRIBUTIONS UNDER THE SETTLEMENT
----------------------------------

         19. Within five business days following the Settlement Effective Date the Escrow Agent shall distribute the Settlement Fund to the Company and the Company will make the following distributions thereafter: (i) Plaintiff's Counsel's attorneys' fees, costs and expenses as the Court may have awarded;
(ii) such other and further distributions from the Settlement Fund as the Court may otherwise have ordered; and (iii) payment of the Settling Defendants' legal fees and costs incurred in the defense of this Action and the Consolidated Derivative Action and in connection with the administration of this Settlement.

         20. Shareholders of the Company who held their shares of NAC from December 14, 2000 through December 24, 2002, may, under the Settlement, apply for distribution of the Warrants for future purchases of NAC stock by filing a Proof of Claim together with all supporting documentation specified in the Proof of Claim, within the time period specified therein.

         21. The administration of the issuance of the Warrants, the decision of all disputed questions of law and fact with respect to the validity of any Proofs of Claim or the right of claimants to receive their Warrants, the manner of approving claims, the sufficiency of documentation substantiating claims, and questions regarding the administration of the proposed Settlement and Settlement Fund, shall be under the authority of the Court.

COURT APPROVAL
--------------

         22. Upon the approval by the Court of the proposed Settlement as provided for in the Stipulation of Settlement (including any modification or amendment thereto approved by Plaintiff's Counsel and counsel for the Settling Defendants), a Conditional Final Order and Judgment shall be entered in proper form which shall provide for the following:

         (a) approval of the Stipulation of Settlement and a finding by the Court that the terms and conditions thereof are fair, reasonable and in the best interests of the Company, the Class and the shareholders of NAC, and directing consummation of all of its terms and conditions;

         (b) finding that Notice to the Class of the proposed settlement was the best notice practicable under the circumstances and was given in accordance with requirements of Article 9 of the CPLR;

         (c) providing that of the Court's Final Order and Judgment, dismissing the Amended Derivative and Class Action Complaint, with prejudice is conditional upon notification of the entry by the Delaware Chancery Court, and any applicable court of appellate jurisdiction in Delaware, of a final, non-appealable order and judgment dismissing with prejudice the Consolidated Derivative Action;

         (d) that the Court will after receipt of such notification issue its Final Order and Judgment:

             (i) dismissing with prejudice the Amended Derivative and Class Action Complaint in this Action and of all claims of every nature and description that were or could have been asserted in this Action on behalf of the named Plaintiff, the Company, the Class, and each of them, and their present or former officers, directors, agents, attorneys, representatives, trustees, shareholders, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns, as against all Settling Defendants, and each of them;

             (ii) barring and permanently enjoining the institution or prosecution by Plaintiff, the Company, Class members, and any of their present or former officers, directors, agents, attorneys, representatives, trustees, shareholders, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns, either directly, representatively, derivatively or in any other capacity, of any other action against anyone, in any court or forum, of the Settled Claims;

             (iii) awarding reasonable attorneys' fees and expenses to the Plaintiff's Counsel, or the setting of a date for a further hearing with respect thereto;

             (iv) directing the effectuation of all other terms of the Stipulation of Settlement, including the processing of the Warrants and the institution of the corporate governance changes provided for in the Stipulation of Settlement; and

             (v) reserving the Court's exclusive jurisdiction to enforce all terms and provisions of the Stipulation of Settlement, including without limitation, to order all steps necessary to effect distribution to members of the Class entitled to share in the Warrants, to resolve disputes concerning the claims of Class members, and to award fees and expenses to Plaintiff's Counsel.

THE SETTLEMENT HEARING
----------------------

         23. NOTICE IS HEREBY GIVEN that, pursuant to an Order of the Court entered on January 15, 2003, a hearing (the "Settlement Hearing") shall be held before the Honorable Helen E. Freedman, Justice of the New York Supreme Court, on April 4, 2003 at 9:30 a.m., in Part 39, Room 208, at the New York County Courthouse, 60 Centre Street, New York, New York:

         (a) to determine whether the proposed settlement on the terms and conditions provided for in the Stipulation of Settlement is fair, reasonable and in the best interests of the Company, the Class and the shareholders of NAC, and should be approved by the Court and whether a final judgment as provided in the Stipulation of Settlement should be entered thereon; and

         (b) to consider the application of Plaintiff's Counsel for an award of fees and expenses incurred in the prosecution of this Action.

         24. The hearing may be adjourned from time to time by an an announcement at the hearing, or at an adjournment thereof, without further notice.

         25. Any member of the Class or shareholder of NAC may, but need not, enter an appearance in the Action through counsel of their own choice. If they do not enter an appearance, they will be represented by Plaintiffs' Counsel, Wechsler Harwood LLP, 488 Madison Avenue - 8th Floor, New York, New York 10022.

         26. Any member of the Class or other shareholder of NAC may appear and show cause, if any he has, why the proposed settlement should not be approved as fair, reasonable and in the best interests of the Company, the Class, and the shareholders of NAC; why Plaintiffs' Counsel should not be awarded fees and expenses, or why a judgment should not be entered thereon; provided that no class member or any other person shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, the fees requested, or, if approved, the judgment to be entered thereon approving the same, unless by March 13, 2003 that person has served by hand or by overnight delivery (a) a notice of intention to appear; (b) a verified statement specifying that such a person is a Class member and is objecting to the settlement, the Stipulation of Settlement, the judgment to be entered herein, and/or the application for attorneys fees, costs and expenses; (c) a detailed statement of such person's specific objection(s) to such matter or matters; and
(d) the grounds therefor and the reasons for such person desiring to appear and be heard, as well as all documents and writings which such person desires the Court to consider, upon

                           Robert I. Harwood, Esq.
                           Wechsler Harwood LLP
                           488 Madison Avenue
                           New York, New York 10022
                           Plaintiff's Counsel

                           Jonathan J. Lerner, Esq.
                           Skadden, Arps, Slate, Meagher
                             & Flom LLP
                           Four Times Square
                           New York, NY  10036-6522
                           Counsel for individual Director Defendants

                           Herbert F. Kozlov, Esq.
                           Reed Smith LLP
                           599 Lexington Avenue
                           New York, New York 10022-7650
                           Counsel for National Auto Credit, Inc.

and filed said materials, showing due proof of service upon the foregoing counsel, with the Clerk of the Court, Supreme Court, New York County, 60 Centre Street, New York, New York 10007. Any member of the Class or other shareholder of NAC or any other person who does not make his, her, or its objection in the manner herein provided shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed settlement as incorporated in the Stipulation of Settlement, and shall be bound by any judgment, order, or finding entered herein.

APPLICATION FOR ATTORNEYS' FEES AND COSTS
-----------------------------------------

         27. At the Settlement Hearing, or at an adjournment thereof, Plaintiff's Counsel intends to make an application to the Court for an award of counsel fees and expenses incurred in an aggregate amount not to exceed 25% of the Settlement Fund. The Settling Defendants have agreed not to oppose such application.

MISCELLANEOUS
-------------

         28. As provided for in the Stipulation of Settlement, this Court shall not enter a Final Order and Judgment, and the Settlement shall not become final, until there is entered a final, non-appealable order and judgment by the Delaware Chancery Court and any applicable court of appellate jurisdiction in Delaware dismissing with prejudice the Consolidated Derivative Action.

         29. In the event the proposed settlement as provided in the Stipulation of Settlement is not approved by the Court, or if for any other reasons the proposed settlement shall not become final and unappealable, then the Stipulation of Settlement, and any releases delivered in connection therewith, shall, without any further act by any party hereto, become null and void and of no further force and effect, and shall not be used or referred to for any purpose whatsoever. In such event, the Stipulation of Settlement and all negotiations and proceedings relating thereto shall be withdrawn without prejudice as to the rights of any and all parties thereto, who shall be restored to their respective positions existing prior to the date of the Stipulation of Settlement, as if this Stipulation of Settlement had not been made and submitted to the court for its consideration and approval.

PROOFS OF CLAIM
---------------

         30. To be entitled to participate in the distribution of the Warrants to purchase NAC stock, a claimant must file a properly executed proof of claim form ("Proof of Claim"), a copy of which is enclosed herewith, supported by such information as is required and designated therein. Any Class member who does not file a Proof of Claim supported by such documents as are required pursuant to the Stipulation of Settlement shall not be entitled to participate in the distribution of the Warrants, but nonetheless shall be barred and enjoined from asserting any of the claims which have been or might have been asserted in this Action or the Consolidated Derivative Action, or any of the other claims that are being settled as a result of this Settlement.

         31. A Proof of Claim supported by such documents as required by the Stipulation of Settlement must be filed no later than 180 days after the Settlement Effective Date. Each Proof of Claim shall be deemed to have been filed when posted, if mailed by first class mail or air mail, postage prepaid, and addressed to National Auto Credit, Inc. Shareholder Litigation, F.D.R. Station, Post Office Box 812, New York, New York, 10150-0812 provided that such Proof of Claim is actually received no later than 180 days after the Settlement Effective Date as defined in the Settlement Agreement. Any Proof of Claim filed otherwise shall be deemed to have been filed when it is actually received.

         32. Upon receipt of Proofs of Claim, NAC or the Claims Administrator shall review the Proofs of Claim and make an initial determination with respect to whether or not such Proofs of Claim shall be accepted or rejected. In the event that a Proof of Claim contains incomplete or inadequate documentation, NAC or the Claims Administrator shall provide the claimant with an opportunity to substantiate such claim by providing further documentation or information.

         33. Upon written request, NAC or the Claims Administrator shall make available to Plaintiff's Counsel the Proofs of Claim and the determinations which have been made by NAC or the Claims Administrator with respect to whether or not such claims should be accepted and with respect to the amount of warrants to be provided to such claimant. Plaintiff's Counsel shall inform NAC's counsel of their objections, if any, to any such determination from time to time as they review the material made


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

available to them by NAC and/or the Claims Administrator, provided that all such objections by Plaintiff's Counsel must be made in writing within five business days after receipt of a complete and final list of persons or entities whom NAC or the Claims Administrator has determined to be Eligible Claimants. In the event that Plaintiff's Counsel object to documentation as being inadequate, NAC shall be entitled to offer the claimant a reasonable opportunity to improve the documentation supplied.

         34. NAC or the Claims Administrator shall send written notice to each claimant whose claim is rejected of the rejection of his or her claim and advise such claimant of the right to be heard with respect to such rejection by filing an application with the Court within thirty (30) days after the mailing of such notice. If such a rejected claim is then allowed by the Court, it shall be deemed to be an allowed claim for all purposes. The failure of a claimant to file an application with the Court with respect to such rejected claim shall permanently bar the assertion of any such claim thereafter.

AVAILABILITY OF PROOFS OF CLAIM, PLEADINGS,
STIPULATION OF SETTLEMENT AND OTHER PAPERS IN THE ACTION
--------------------------------------------------------

         35. ANY MEMBER OF THE CLASS WHO HAS NOT RECEIVED A PROOF OF CLAIM FORM OR DESIRES ADDITIONAL COPIES THEREOF MAY OBTAIN COPIES BY WRITING TO "NATIONAL AUTO CREDIT SHAREHOLDERS LITIGATION, F.D.R. STATION, POST OFFICE BOX 812, NEW YORK, NEW YORK 10150-0812."

         36. For a more detailed statement of the matters involved in this case and the proposed settlement, you are referred to the pleadings, to the Stipulation of Settlement and to other papers on file in the case, which may be inspected during regular business hours at the Office of the Clerk of the Court, Supreme Court for New York, New York County, 60 Centre Street, New York, New York 10007.

                  PLEASE DO NOT TELEPHONE THE COURT OR THE CLERK'S OFFICE FOR INFORMATION.

Dated: January 15, 2003
                                                     SUPREME COURT OF THE
                                                     STATE OF NEW YORK
                                                     COUNTY OF NEW YORK


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